Afterparty Development Inc. Annual Report for 2023
Basic Company Information
Name: Afterparty Development Inc.
Address: 86 N University Ave, Suite 360, Provo, UT 84601
Website: www.aftrpartyapp.com
Business Operations and Product Lines
Nature of Business: Software development company specializing in applications. Primary Products: Mobile application for event management.
Significant Changes: No significant changes in products or services. Management and Governance
Directors and Officers:
  Landon Wilson Creer, CEO and President
  Michael Garth Watterson, CPO and Director
Changes in Management: No changes in the last fiscal year.
Backgrounds:
  Landon Wilson Creer: Background in finance, served as CFO prior.
  Michael Garth Watterson: Background in UI/UX design.
Financial Information
Income: Total income for the year was $0.00.
Operating Expenses: $8,842.57.
Net Income: -$8,842.57.
Balance Sheet:
  Total Assets: $3,093.02
  Total Liabilities: $0.00
  Total Equity: $3,093.02
Shareholder Matters
Outstanding Securities: 10,000,000 shares of common stock.
Ownership Distribution:
  8,000,000 shares split between two owners (60/40, Landon with 60%). 2,000,000 shares reserved for future employees.
Future Securities Issuance: Not issuing new securities in the next year. Material Changes and Other Disclosures
Material Changes: None reported.
Legal Proceedings: None reported.
Other Material Factors: None reported.